FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
February 28, 2014

SJI Reports 2013 Results
Offers 2014 Guidance on Economic Earnings Per Share Growth of 6 - 12 Percent

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced 2013 GAAP and Economic Earnings, reporting 4 percent growth in Economic Earnings over 2012. The company also initiated guidance today of 6 to 12 percent growth in Economic Earnings over 2013, which equates to $3.21 to $3.39 per share.

SJI reported GAAP income from continuing operations of $39.4 million for fourth quarter 2013, or $1.21 per share, as compared with income of $25.6 million, or $0.81 per share, for the same period last year. For full year 2013, GAAP income from continuing operations was $82.4 million, or $2.57 per share, as compared with $92.8 million, or $3.01 per share, for full year 2012. On an Economic Earnings basis for fourth quarter 2013, SJI reported income of $39.9 million, or $1.23 per share, as compared with $30.6 million, or $0.98 per share, for the same period last year. For the full year 2013, Economic Earnings were $97.1 million, or $3.03 per share, as compared with $93.3 million, or $3.03 per share, for the full year 2012. An increase of 4% in shares outstanding, resulting from equity raised to support capital investments in the utility and the energy project business, created dilution of $0.12 in earnings per share for 2013, as compared to 2012.

A reconciliation of SJI’s GAAP earnings to our non-GAAP measure of Economic Earnings for the fourth quarter and full year 2013 is provided at the close of this news release. Economic Earnings primarily accounts for the impacts of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation of this non-GAAP measure is also outlined at the close of the release.

“Earnings growth in 2013 was rooted in utility customer growth and investments in our infrastructure, and our ability to capitalize on opportunities in the solar energy market,” said SJI

Chairman and CEO Edward J. Graham. “Year to date for 2014, we couldn’t be more pleased with the performance we are seeing, as the actions we have taken over the last six months have put us in a position to significantly improve the performance of our wholesale commodity business segment. The strength of our core utility business and the continuing contributions to earnings from our non-utility side, combined with the performance we have seen so far in 2014, support the guidance we are offering today of 6-12 percent Economic Earnings per share growth over 2013.”

2014 EXPECTED CONTRIBUTIONS TO EARNINGS

Business Segment	Expected Contribution to 2014 Earnings
Gas Utility Operations	60 - 65 percent
Wholesale Commodity	3 - 5 percent
Retail Commodity	3 - 5 percent
Retail Energy Projects	20 - 25 percent

As indicated, the utility will remain the core contributor to earnings. We anticipate continued strong utility performance for 2014 resulting from customer growth, infrastructure investments and the completion of a base rate case.

On the non-utility side, we expect to see a marked improvement in our wholesale commodity business in 2014. As we anticipated, the actions we took to acquire additional firm transportation capacity have returned significant benefits already in 2014, and we continue to build for the future, securing several large fuel supply management contracts serving new gas-fired generation facilities.

In our retail commodity business, aggressive business development efforts undertaken in the third and fourth quarters of 2013 are being realized in 2014 as new customers begin service.

Our retail energy projects business line is expected to remain a reliable contributor to earnings in 2014, just as it was in 2013, even as we start seeing investment tax credits (ITC) becoming a smaller earnings contributor in the future. Our CHP projects remain solidly profitable, and we are encouraged by continuing efforts in New Jersey to create energy asset hardening incentives that could further benefit this business line. While we do expect our renewable business to be driven less by ITC and more by energy sales and Solar Renewable Energy Credit (SREC) revenue in

2014 and beyond, declining panel prices and a steadily improving SREC market continue to make the development of select solar projects an attractive investment for SJI.

Please find below additional updates on the performance of our business.

UTILITY BUSINESS PERFORMANCE
In 2013, net income for the fourth quarter was $22.0 million as compared with $19.4 million for the fourth quarter of 2012. Net income for the full year 2013 was $62.2 million as compared with $58.2 million for the same period last year. These results reflect a 13 percent increase in earnings for the quarter, and a 7 percent increase for the year, due in large part to customer growth and earnings on infrastructure investments. There is no difference between SJG’s GAAP net income and Economic Earnings.

Regulatory Update:
For the 12 months ended December 31, 2013, SJG invested approximately $36.4 million in accelerated infrastructure replacement projects, which produced incremental net income for 2013 of $2.2 million.

In late November, the utility filed with the New Jersey Board of Public Utilities for a base rate increase to recover costs for $553 million of necessary infrastructure investments that have been made and were planned between September 2010 and the end of 2014. If approved as filed, this requested increase has the potential to provide incremental net operating income of up to $27.1 million, not including the proposed BL England pipeline. We remain optimistic that the net income benefits associated with the case will begin to be realized in the fourth quarter of 2014.

Discussions also continue with the NJBPU on SJG’s petition requesting approval for $280 million in investments to enhance system resiliency. In the meantime, we have already begun to focus on system improvements along the barrier islands that will better equip our coastal communities to withstand the severe weather conditions that have affected New Jersey in recent years.

Finally, SJG is currently determining the best approach for advancing construction of a 22-mile pipeline to serve the B.L. England generating station in the most expeditious manner. The project supports electric generation capabilities critically important to southeastern New Jersey, in addition to considerably increasing the reliability of SJG’s gas distribution system. While the project was not approved as initially proposed, SJG is exploring alternatives to bring this much needed pipeline project to fruition in a manner as environmentally friendly and cost efficient as possible.

Customer Growth:
South Jersey Gas increased its customer base by approximately 1.4 percent during the 12-month period ended December 31, 2013, adding 4,950 net customers for a total of 362,256. Our net customer growth for 2013, and increases in contracts for existing commercial and industrial customers, is worth approximately $1.7 million in incremental net margin on an annual basis. This growth was achieved primarily through strong conversion activity and despite sluggish new home development in southern New Jersey. With savings from heating with natural gas reaching as high as 74% versus heating with other sources, we expect to continue rapidly growing our customer base.

Compressed Natural Gas Update:
The increasing interest in the use of economical, fuel efficient natural gas vehicles presents another source of customer growth for SJG. To that end, we are pursuing opportunities to advance the development of CNG vehicle fueling stations. As noted previously, discussions have been underway with two well-known gasoline station chains in our area, and are now progressing toward the addition of natural gas fueling infrastructure as a pilot program at some of their existing stations.

NON-UTILITY BUSINESS PERFORMANCE
RETAIL ENERGY:
Our retail energy business line largely reflects the activities of our on-site energy project development lines - one focusing on Combined Heat and Power (CHP)/Thermal and the other on Renewable energy projects - as well as the contributions from our retail commodity marketing businesses. This segment added income on an Economic Earnings basis of $19.2 million in the fourth quarter of 2013, compared with $9.6 million in the prior-year period. Economic Earnings were $41.8 million for full year 2013 compared with $30.4 million for the same period in 2012.

CHP/Thermal
Our CHP and thermal projects remain strong contributors to Economic Earnings, adding $2.9 million in the fourth quarter 2013, and $8.6 million for the full year, as compared to $1.2 million, and $6.2 million for the respective prior year periods. CHP Earnings from operations were up, year over year, with improved operating performance at existing sites and income from new investments offsetting lower usage due to more mild temperatures for most of 2013. With two projects totaling 3.9MW currently in development, and nine projects totaling 40 MW in pre-development stages, we are confident in this business line’s future contributions to the Energy Producer Services segment for 2014 and beyond.

Asset hardening also remains a key priority for New Jersey, as well as for SJI. The state has a request pending for federal funding that could provide as much as $210 million in financing to incentivize distributed generation projects, much of which would be earmarked for critical public facilities such as hospitals, schools, water-treatment facilities and wastewater treatment plants.

Renewable
Renewable generation projects continue to be valuable contributors to our energy projects portfolio, as we look for those opportunities that offer the highest potential for long-term profitability. Fourth quarter and full year economic earnings were positively impacted by the strategic addition of 17 solar projects to our portfolio in the fourth quarter, which provided ITC of $17.2 million for the quarter, and contributed to total solar ITC in 2013 of $36.9 million. For 2012, fourth quarter and full year solar ITC were $8.7 million and $26.0 million, respectively.

On an Economic Earnings basis, solar contributed $16.0 million for the fourth quarter 2013, and $33.9 million for the full year, as compared with $7.5 million and $23.3 million, respectively, for the same periods in 2012. On the whole, our landfill gas-to-energy projects continue to face challenges to profitability, with an economic earnings loss of $0.4 million for the fourth quarter 2013 and a loss of $2.3 million for the full year, as compared with a fourth quarter loss of $0.2 million and a full year loss of $1.1 million for 2012. However, we are seeing individual projects beginning to improve operating performance and recover profitability, as equipment issues are addressed and down-time is minimized.

Marina Energy currently has two solar projects in the development stage at an aggregate capacity of 6.8 MW, and 10 projects in various stages of pre-development, representing 36.8 MW of capacity. These projects should generate a 10 percent increase in SREC production over the 2013 number of nearly 53,000. With a steadily improving New Jersey solar market, we expect to see solid growth in solar operating income for 2014. We also continue to grow our Massachusetts production, where SREC prices in the state averaged $226 for 2013.

On the retail commodity marketing side, strong customer acquisition and renewal results during the later part of 2013, which had minimal impact in the fourth quarter, are expected to contribute to improved 2014 results.

WHOLESALE:
Our Wholesale Commodity business includes South Jersey Resources Group and South Jersey Exploration and reflects income from our activities around the wholesale marketing, transportation, storage and sale of natural gas in and around the Marcellus region. In the fourth quarter 2013, our wholesale business reported a loss from continuing operations on an Economic Earnings basis of $1.2 million, as compared with income of $1.5 million in the fourth quarter of 2012. For the full year 2013, the Commodity businesses produced a loss of $6.9 million, as compared with income of $4.7 million for the full year 2012.

As previously noted, the improvements we expected from our wholesale group started to materialize in the fourth quarter as a result of additional regional pipeline capacity coming on-line November 1, as well as our strategic acquisition of capacity on key pipelines. The value of that transportation capacity will positively impact first quarter 2014 results. We remain very confident in the upside potential for this business and the impact it will have on future performance.

Additionally, as our wholesale group continues targeting fuel supply and management contracts, we announced a contract in December with a second facility developed by Moxie Energy, LLC and acquired by Panda Power - the Patriot power project. With these contracts, we receive a fixed service fee on long-term, large volume supply contracts. We have a similar contract with the LS Power facility in West Deptford, NJ, which is expected to begin taking test gas during the first quarter 2014 and comes on-line at full capacity in 2015. The two Moxie projects, the Patriot and the previously announced Liberty plant, will take test gas in 2015, and be on-line at full capacity in 2016.

SJI BALANCE SHEET REMAINS STRONG

On an average basis, our equity-to-capitalization ratio was 45 percent, a 1 percent improvement over 2012. Calculated as of December 31, 2013, our equity-to-capitalization ratio was 44 percent as compared with 43 percent at the end of December 2012. The improvement occurred despite increased levels of investment in infrastructure and non-utility energy projects, combined with non-utility working capital requirements elevated by colder-than-normal temperatures in the fourth quarter, which drove higher borrowing levels in 2013.

Our goal remains for SJI’s equity-to-capitalization ratio to average 50 percent annually. In support of that goal, SJI uses its Dividend Reinvestment Plan to issue equity. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of $54 million in 2013 in support of the balance sheet. During 2014 we expect to raise additional equity to bolster our balance sheet in light of continuing capital investments. Looking forward, we expect our balance sheet to benefit as we realize deferred tax assets of approximately $223 million in future periods, generated primarily from ITCs and bonus depreciation that we were not able to utilize immediately.

WEBCAST DETAILS

To participate in the conference call at 2:00 PM EST, Friday, February 28, 2014, pre-register now by going to the South Jersey Industries website, http://www.sjindustries.com clicking on Investors and then on the pre-registration link under Events. This will allow you to set-up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8033 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 85507865 and the PIN you received during pre-registration. International callers may dial 1-617-213-4846; enter the participant pass code 85507865 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at http://www.sjindustries.com and click on Investors to access the link to the webcast icon. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

Certain statements contained in this press release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Report should be considered forward-looking statements made in good faith by South Jersey Industries (SJI or the Company) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this Report, or any other of the Company's documents or oral presentations, words such as “anticipate,”

“believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to the risks set forth under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this Report. While the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Retail Economic Earnings, Wholesale Economic Earnings, and SJE Economic Earnings when evaluating the results of operations for its nonutility operations.

These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP").

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

With respect to the third part of the definition of Economic Earnings, for the twelve months ended December 31, 2013 and 2012:

•
Economic Earnings excludes a $0.8 million loss (net of tax), for the twelve months ended December 31, 2013 and an insignificant gain for the three months ended December 31, 2013, from affiliated companies, not part of ongoing operations. This adjustment is the result of the termination of the contract at LVE Energy Partners, LLC and is being excluded because all of the assets of LVE have been sold and LVE is no longer considered part of the ongoing operations of the Company.

•
Economic Earnings includes additional depreciation expense on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

•	Economic Earnings excludes a $1.4 million impairment charge in 2012 due to a reduction in the expected cash flows to be received from a solar generating facility.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2013	2012	2013	2012

Income/(Loss) from Continuing Operations	$39,357	$25,569	$82,389	$92,776
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	603	3,606	14,058	(854)
Realized (Gains)/Losses on Inventory Injection Hedges	9	23	(4)	(11)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	(31)	---	751	---
Unrealized Loss on Property, Plant & Equipment (B)	---	1,402	---	1,402
Other (C)	(25)	---	(100)	---
Economic Earnings	$39,913	$30,600	$97,094	$93,313

Earnings Per Share from Continuing Operations	$1.21	$0.81	$2.57	$3.01
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.02	0.12	0.44	(0.03)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	---	---	0.02	---
Unrealized Loss on Property, Plant & Equipment (B)	---	0.05	---	0.05
Economic Earnings Per Share	$1.23	$0.98	$3.03	$3.03

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents an impairment charge in 2012 due to a reduction in the expected cash flows to be received from a solar generating facility.

(C) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and twelve months ended December 31, 2013 (in thousands except per share data):

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2013	2012	2013	2012

Wholesale Commodity (Loss)/Income from Continuing Operations	$(2,471)	$(3,086)	$(21,752)	$(1,210)
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	1,268	4,581	14,839	5,900
Realized (Gains)/Losses on Inventory Injection Hedges	9	23	(4)	(11)
Wholesale Commodity Economic Earnings	$(1,194)	$1,518	$(6,917)	$4,679

Retail Energy Income/(Loss) from Continuing Operations	$19,875	$9,213	$41,905	$35,745
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(665)	(524)	(781)	(5,786)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	(31)	451	751	(968)
Realized Losses/(Gains) on Inventory Injection Hedges	---	1,402	---	1,402
Other (C)	(25)	---	(100)	---
Retail Energy Economic Earnings	$19,154	$9,640	$41,775	$30,393

CHP/Thermal Income/(Loss) from Continuing Operations	$3,196	$2,780	$9,995	$7,828
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(292)	(1,572)	(1,394)	(1,639)
CHP/Thermal Economic Earnings	$2,904	$1,208	$8,601	$6,189

Solar Income/(Loss) from Continuing Operations	$16,032	$6,144	$34,013	$21,853
Unrealized Loss on Property, Plant & Equipment (B)	(25)	---	(100)	---
Solar Economic Earnings	16,007	7,546	33,913	23,255

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents an impairment charge in 2012 due to a reduction in the expected cash flows to be received from a solar generating facility.

(C) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

# # #

SOURCE: DAVID A. KINDLICK	609-561-9000
STEPHEN H. CLARK
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	December 31,
	2013	2012
Operating Revenues:
Utility	$ 145,927	$ 128,561
Nonutility	78,463	68,997

Total Operating Revenues	224,390	197,558

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	71,409	60,303
- Nonutility	68,294	60,563
Operations	32,343	33,629
Maintenance	2,995	3,481
Depreciation	13,032	10,646
Energy and Other Taxes	2,861	2,749

Total Operating Expenses	190,934	171,371

Operating Income	33,456	26,187

Other Income and Expense	2,245	1,214
Interest Charges	(6,304)	(2,316)

Income Before Income Taxes	29,397	25,085

Income Tax Benefit	9,621	757
Equity in Earnings (Loss) of Affiliated Companies	339	(273)

Income from Continuing Operations	39,357	25,569

Loss from Discontinued Operations - (Net of tax benefit)	(97)	(383)

Net Income	$ 39,260	$ 25,186

Basic Earnings per Common Share:

Continuing Operations	$ 1.22	$ 0.81
Discontinued Operations	0	(0.01)

Basic Earnings per Common Share	$ 1.22	$ 0.80

Average Shares of Common Stock Outstanding - Basic	32,259	31,465

Diluted Earnings per Common Share:

Continuing Operations	$ 1.22	$ 0.81
Discontinued Operations	0	(0.01)

Diluted Earnings per Common Share	$ 1.22	$ 0.80

Average Shares of Common Stock Outstanding - Diluted	32,306	31,547

	Twelve Months Ended
	December 31,
	2013	2012
Operating Revenues:
Utility	$ 444,920	$ 420,818
Nonutility	286,501	285,462

Total Operating Revenues	731,421	706,280

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	198,521	187,655
- Nonutility	270,470	230,147
Operations	120,205	113,643
Maintenance	13,136	13,615
Depreciation	49,637	41,336
Energy and Other Taxes	9,816	9,986

Total Operating Expenses	661,785	596,382

Operating Income	69,636	109,898

Other Income and Expense	10,979	11,104
Interest Charges	(18,825)	(18,986)

Income Before Income Taxes	61,790	102,016

Income Tax Benefit (Expense)	19,014	(11,479)
Equity in Earnings of Affiliated Companies	1,585	2,239

Income from Continuing Operations	82,389	92,776

Loss from Discontinued Operations - (Net of tax benefit)	(796)	(1,168)

Net Income	$ 81,593	$ 91,608

Basic Earnings per Common Share:

Continuing Operations	$ 2.58	$ 3.02
Discontinued Operations	(0.03)	(0.04)

Basic Earnings per Common Share	$ 2.55	$ 2.98

Average Shares of Common Stock Outstanding - Basic	31,989	30,744

Diluted Earnings per Common Share:

Continuing Operations	$ 2.57	$ 3.01
Discontinued Operations	(0.02)	(0.04)

Diluted Earnings per Common Share	$ 2.55	$ 2.97

Average Shares of Common Stock Outstanding - Diluted	32,046	30,824